Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258266

$350,000,000

5.45% First and Refunding Mortgage Bonds,

Series 2022E, Due 2052

SUMMARY OF TERMS

Security:	5.45% First and Refunding Mortgage Bonds, Series 2022E, Due 2052 (the “Series 2022E Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$350,000,000

Expected Ratings of Securities*:	A3 / A- / BBB+ (Positive / Stable / Positive) (Moody’s / S&P / Fitch)

Trade Date:	May 18, 2022

Settlement Date**:	May 23, 2022 (T + 3)

Maturity:	June 1, 2052

Benchmark US Treasury:	2.250% due February 15, 2052

Benchmark US Treasury Price:	83-22+

Benchmark US Treasury Yield:	3.092%

Spread to Benchmark US Treasury:	T + 240 bps

Reoffer Yield:	5.492%

Coupon:	5.45%

Coupon Payment Dates:	June 1 and December 1

First Coupon Payment Date:	December 1, 2022

Public Offering Price:	99.384%

Optional Redemption:

Callable at any time prior to December 1, 2051, in whole or in part, at a “make whole” premium of 40 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after December 1, 2051, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400HR7 / US842400HR78

Joint Book-running Managers:

Credit Suisse Securities (USA) LLC (“Credit Suisse”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

Mizuho Securities USA LLC (“Mizuho”)

TD Securities (USA) LLC (“TD Securities”)

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Truist Securities, Inc.

Co-managers:	Bancroft Capital, LLC Blaylock Van, LLC Cabrera Capital Markets LLC C.L. King & Associates, Inc. Guzman & Company Loop Capital Markets LLC Stern Brothers & Co.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2022E Bonds on the Trade Date will be required, by virtue of the fact that the Series 2022E Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Credit Suisse, J.P. Morgan, Mizuho or TD Securities can arrange to send you the prospectus if you request it by calling Credit Suisse at 1-800-221-1037, J.P. Morgan at 1-212-834-4533, Mizuho at 1-866-271-7403 or TD Securities at 1-855-495-9846.

2